Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Investors:	Media:
Thomas Bologna, CEO	Ed Orgon
Orchid Cellmark Inc.	The Torrenzano Group
(609) 750-2324	(212) 681-1700
ir@orchid.com	ed@torrenzano.com

Orchid Cellmark and Accipiter Announce Agreement

PRINCETON, N.J. – September 7, 2010 Orchid Cellmark, Inc (Nasdaq: ORCH) (“Orchid Cellmark “ or the “Company”) and Accipiter Capital Management, LLC (“Accipiter”) today jointly announced that Orchid Cellmark and Accipiter (together with its affiliates) have reached an agreement in connection with the nomination of candidates for election to Orchid Cellmark’s Board of Directors.

Pursuant to the agreement, Accipiter will nominate two individuals for election to the Orchid Cellmark Board who are suitable based on an assessment by the Company’s Board. Such nominees will serve as Class I directors of the Company with three-year terms ending in 2013. Orchid Cellmark’s 2010 annual meeting of stockholders is scheduled for November 9, 2010. Additionally, subsequent to the 2010 annual meeting, the Company will engage a consultant to conduct a board compensation study and will implement compensation and stock ownership guidelines requiring all Board members to be in compliance with such guidelines within the earlier of nine months of the adoption of the guidelines or the date of the 2011 annual meeting of stockholders.

A complete version of the agreement will be filed as an exhibit to a current report on Form 8-K to be filed shortly by the Company.

About Orchid Cellmark

Orchid Cellmark (Nasdaq: ORCH) is a leading international provider of DNA testing services primarily for forensic and family relationship applications. Orchid Cellmark is one of the largest providers of forensic DNA testing services and its DNA results are used by the criminal justice system to assist with the identification of perpetrators, the exclusion of suspects and the exoneration of wrongfully convicted individuals. The company provides DNA family relationship testing to numerous child services organizations and individuals seeking to verify parentage. Orchid Cellmark also serves immigration and security authorities for DNA testing of individuals. In the agriculture field, the company provides DNA testing services for selective trait breeding. Orchid Cellmark’s strong market positions in these areas reflect the company’s accredited laboratories in the U.S. and U.K., its innovative genetic analysis technologies and expertise, and the company’s reputation for exceptional quality, reliability and customer service for nearly two decades. More information on Orchid Cellmark can be found at www.orchidcellmark.com.

About Accipiter

Accipiter Capital Management, LLC is a New York-based investment manager of certain of the Accipiter family of private investment funds. Accipiter, which focuses on the healthcare industry, was founded in 2002 and manages over $150 million in assets.

1